KYU-HO SHIM
C/O FINE TECH CO., LTD.
284-18 Eunhaeng-Dong, Shiheung-Si
Kyunggi-Do, South Korea

December 15, 2004

K-TRONIK INTERNATIONAL CORP.
290 Vincent Avenue
3rd Floor, Hackensack, New Jersey 07601

Attention: Mr. Robert Kim, President

Dear Mr. Kim:

Re:	Transfer of all issued and outstanding shares of K-Tronik N.A. Inc. (“KTNA”) to FINE TECH CO., LTD ("FINETECH") pursuant to the Share Pledge Agreement dated December 10, 2004 (“Share Pledge”)

The Share Pledge agreement (the "Agreement") sets forth the terms and conditions whereby FINETECH will acquire the beneficial right, title and interest in and to all of the issued and outstanding shares (the "Shares") of KTNA from the sole shareholder of KTNA, K-Tronik International Corp. (the "Shareholder") subject to the terms contained therein in consideration of settlement of outstanding account payable and debt of KTNA to FINETECH.

The undersigned, KYU-HO SHIM, has agreed to assume certain liabilities of KTNA in consideration of and simultaneously with the transfer of KTNA’s shares to FINETECH and to hold the Shareholder harmless from and of any claims, suits, demands or actions by creditors of KTNA and its subsidiary, K-Troniks Asia Ltd.

Therefore, for good and valuable considerations, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.	KTNA and the Shareholder represent and warrant to SHIM that:

(a)
Shareholder and KTNA beneficially owns any and all rights to the electronic ballast business, intellectual property related thereto and 100% of all issued and outstanding shares of K-Troniks Asia Ltd. (the “Business and Property”) and save and except for the disclosed liabilities set out in Schedule A attached hereto, K-Troniks Asia Ltd. has no other known or contingent liabilities;

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(b)
there have been no material adverse change in the business, affairs, prospects, operations or condition of the business, financial or otherwise, howsoever arising that have not been disclosed to FINTECH or SHIM and FINETECH and SHIM are aware of the outstanding liabilities of the Business and Property and KTNA which include payables and liabilities outstanding to Mr. Chung as well as DongBang, Hwa Seung and Luxtra (“Suppliers”) as set out in Schedule A and Schedule B attached hereto;

2.

The Shareholder hereby agrees to transfer to FINETECH the shares of KTNA and any rights the Shareholder has over intellectual properties for the electronic ballast business, including certifications under UL, CSA any other regulating agencies, Trade Mark and Trade Name pursuant to the Pledge Agreement in consideration for settlement in full of any and all outstanding payables to FINETECH, and as a further inducement to the Shareholder, SHIM personally agrees as follows:

SHIM agrees, acknowledges, accepts and personally assumes the outstanding obligations and liabilities of KTNA and of its subsidiary, K-Troniks Asia Ltd. which includes, without limiting the generality of foregoing, the financing requirements, arrangements, accounts payable to Suppliers, guarantees and loans including Mr. Chung’s loans as disclosed in the schedules attached. The Shareholder and KTNA further assign and transfer to SHIM and SHIM accepts and assumes from them any guarantees on loans the Shareholder or an affiliate of the Shareholder had provided on account of KTNA and/or KTNA’s subsidiary, and SHIM agrees to obtain releases from guarantees. SHIM agrees to further indemnify and hold harmless KTNA, the Shareholder and the officers and directors of both the Shareholder and KTNA of and from any and all obligations, commitments, liabilities or any claims, demands or suits against any of them.

3.
Any notice to be required or permitted hereunder will be in writing and sent by delivery, facsimile transmission, or prepaid registered mail addressed to the party entitled to receive the same, or delivered to such party at the address specified above, or to such other address as either party may give to the other for that purpose. The date of receipt of any notice, demand or other communication hereunder will be the date of delivery if delivered, the date of transmission if sent by facsimile, or, if given by registered mail as aforesaid, will be the date on which the notice, demand or other communication is actually received by the addressee.

4.	This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, successors and permitted assigns.

5.	This Agreement shall be interpreted and construed in accordance with the laws of the State of New Jersey and the parties agree to attorn to the courts thereof.

6.	All dollar figures in this Agreement are given in valid currency of the United States of America.

7.	This Agreement may be executed by facsimile and in counterpart.

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8.	All amendments to this Agreement must be in writing and signed by all of the parties hereto.

9.	The interests, rights and obligations of the parties herein may not be assigned, sold, transferred or otherwise conveyed without the express written consent of the parties hereto.

10.	All parties have been advised to seek independent legal advice with respect to applicable securities, tax and other laws, statutes and regulations and with respect to their review of this Agreement.

If the above terms and conditions accurately record your understanding of our agreement, please so acknowledge by signing a copy of this Agreement in the space provided below turning the same to us at your earliest convenience. Upon your execution thereof, this Agreement will constitute a legal and binding agreement.

Yours truly,

____________________________
KYU-HO SHIM

The terms of this Letter Agreement above are hereby read, understood, acknowledged, accepted and consented to (should such consent by required) by the undersigned effective the _____ day of December, 2004.

K-TRONIK N.A., INC.

Per:____________________________
Authorized Signatory
I have the authority to bind the corporation

K-TRONIK INTERNATIONAL CORP.

Per:
________________________
Robert Kim, President
Authorized Signatory
I have the authority to bind the corporation